Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

September 18, 2025

Applied Materials, Inc.

3050 Bowers Avenue, P.O. Box 58039

Santa Clara, California 95052-8039

Re:	Applied Materials, Inc. – Issuance and Sale of $550,000,000 Aggregate Principal Amount of 4.000% Senior Notes due 2031 and $450,000,000 Aggregate Principal Amount of 4.600% Senior Notes due 2036

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3ASR (the “Registration Statement”), filed by Applied Materials, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration pursuant to the Securities Act of 1933, as amended (the “Act”), of the proposed issuance and sale, from time to time, by the Company of debt securities, with an indeterminate amount as may at various times be issued at indeterminate prices, in reliance on Rule 456(b) and Rule 457(r) under the Act.).

Under the Registration Statement, the Company has issued $550,000,000 in aggregate principal amount of 4.000% Senior Notes due 2031 and $450,000,000 in aggregate principal amount of 4.600% Senior Notes due 2036 (the “Notes”) pursuant to an Indenture, dated as of June 11, 2024 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as supplemented by the Supplemental Indenture, dated as of September 18, 2025 (the “Supplemental Indenture” and the Base Indenture as so supplemented, the “Indenture”), between the Company and the Trustee. The Notes were sold pursuant to an Underwriting Agreement, dated September 15, 2025 (the “Underwriting Agreement”), among the Company, Citigroup Global Markets Inc., Mizuho Securities USA LLC and MUFG Securities Americas Inc., as representatives of the several underwriters named in the Underwriting Agreement.

We have examined the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; the base prospectus, dated May 23, 2024, together with the documents incorporated by reference therein, filed with the Registration Statement (the “Base Prospectus”); the preliminary prospectus supplement, dated September 15, 2025, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Notes; the free writing prospectus, dated September 15, 2025, in the form filed with the Commission pursuant to Rule 433 of the Securities Act; the final prospectus supplement, dated September 15, 2025, in the form filed with Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Notes (collectively with the Base Prospectus, the “Prospectus Supplement”); the Indenture and the Notes. In addition, we have examined such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed.

AUSTIN  BOSTON  BOULDER  BRUSSELS  HONG KONG  LONDON  LOS ANGELES  NEW YORK  PALO ALTO

SALT LAKE CITY  SAN DIEGO  SAN FRANCISCO  SEATTLE  SHANGHAI  WASHINGTON, DC  WILMINGTON, DE

Applied Materials, Inc.

September 18, 2025

In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (iv) the Underwriting Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than by the Company); (v) the legal capacity of all natural persons; and (vi) that the Trustee has the power, corporate or other, to enter into and perform its obligations under the Indenture and that the Indenture will be a valid and binding obligation of the Trustee. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

We express no opinion herein as to the laws of any jurisdiction, other than the federal laws of the United States of America, the laws of the State of New York, and the General Corporation Law of the State of Delaware, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction.

We express no opinion as to: (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and the limitations on rights of acceleration, whether considered in a proceeding in equity or at law.

Based on such examination and in reliance thereon and having regard for legal considerations which we deem relevant, and subject to the limitations and qualifications set forth herein, we are of the opinion that the Notes have been validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and the Notes are entitled to the benefits of the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the use of our name wherever it appears in the Registration Statement, the Base Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation